UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Steel Technologies Inc.

(Name of Registrant as Specified In Its Charter)

Mitsui & Co., Ltd.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following document is a translation of the original Japanese document.]

Feb 28, 2007

Bluegrass Acquisition Project Q&A

Meaning/Purpose/Course/Background of this Project

Q1: For Mitsui, what is the main purpose/target for this project to acquire a major steel service center in the United States?

A1: Mitsui is pursuing this transaction to provide?”highly value added services which meet sophisticated and diversified requirements” for our valued customers. Mitsui’s long term business strategy consists of two linked functions—”marketing/logistics” and “investment”. Upon consummation of the merger, Bluegrass is to be developed as a “platform company” to create a new business model.

Q2: What is the context/background that Mitsui decided to acquire Bluegrass?

A2: Bluegrass and Mitsui have an established relationship as “strategic partners” for 20 years. Based on this relationship, our mid/long term corporate strategies have been discussed. Both companies share similar growth oriented strategies and agreed to pursue this deal to further capitalize on each other’s strengths.

Q3: In the steel service center business, what is the business relationship between Bluegrass and Mitsui?

A3: Bluegrass and Mitsui established a joint venture in 1987 called Mi-Tech Steel, Inc. Mitsui has 20 years of experience in the steel service center business with Mi-Tech. Mitsui has sold steel products mainly to Mi-Tech, Japanese automobile manufacturers, and Japanese automobile parts manufacturers.

Outline/Achievement of Bluegrass

Q4: Overview of Bluegrass? Financials?

A4: Bluegrass was established in 1971 and has been listed on NASDAQ since 1985. The company has successfully implemented growth strategies under strong management since its inception. Bluegrass, headquartered in Louisville, KY, operates 25 steel processing facilities, including its joint venture operations, throughout the U.S., Canada and Mexico. The current number of Bluegrass employees is approximately 1,000, not including joint ventures.

	Sep/2004	Sep/2005	Sep/2006	(Unit: mil$)
Sales amount	765	958	876
Profit after tax	35.4	36.7	14.7

Q5: What has been Bluegrass’s growth rate over the past 3 years?

A5: Refer to A4.

Activity/Achievement of Mitsui

Q6: What is Mitsui’s steel service center business in the States? Strong points/weak points? Suppliers? Customers? Locations? Any synergy with this acquisition deal?

A6: The core business for Mitsui in the U.S. is the supply of high quality materials to new domestic automotive manufacturers through Mi-Tech. By acquiring Bluegrass, Mitsui plans to pursue other segments, namely in the non-Japanese automotive industry and the non-auto industry. For the supply mix, the main source will be Japan, U.S., Canada, and Mexico. In addition, Mitsui plans to enhance Bluegrass’ product offerings though international trading/sourcing. For the time being, Mitsui will maintain current locations. If a strategic location is found, Mitsui will consider expansion opportunities. Mitsui recognizes “marketing/logistics” and “investment” as essential elements for business, and plans to combine investment with service for large OEMs (Demand Chain Management service etc.) to meet customers’ requirements.

Q7: What is Mitsui’s strategy for steel service center business? Global Strategy, Americas, Japan, Europe, Asias? What do you think about potential growth opportunity in each market?

A7: Mitsui recognizes the automotive industry as a strategic business area. Mitsui will continuously enhance its service center network catering to the auto industry globally. Mitsui expects growth in the North American market. Mitsui also recognizes the importance of the emerging markets. Mitsui currently operates 20 or so service centers in China including 10 steel service center facilities as a Joint Venture between Mitsui & Bao Steel.

Q8: How does Mitsui get return from this investment?

How much is estimated return for this merger?

When is contribution about consolidated profit after tax expected? And how much is it?

A8: A satisfactory return is expected from this business in relation to the investment. Bluegrass will be a meaningful platform company for the achievement of an increased sophistication in the trading business in the U.S. The estimated return from this merger will fulfill the investment criteria of Mitsui, and synergies with existing business and trading are also expected.

(* Note: We don’t announce estimated contribution of consolidated profit after tax.)

Q9: Intentionally left blank.

A9: Intentionally left blank.

Q10: Does Mitsui currently hold any Bluegrass shares?

A10: Yes. Bluegrass will be filing a proxy statement describing Mitsui’s current Bluegrass holdings.

Merger Procedure of Bluegrass

Q11: How long have negotiations been going on?

A11: Bluegrass will be filing a proxy statement discussing negotiations leading up to the merger agreement.

Q12: What are the conditions to the transaction? When will this transaction be consummated?

A12: The transaction is subject to shareholder approval and regulatory review.

Q13: How will the transaction be financed?

A13: Mitsui plans to finance this transaction through its existing capital resources.

Q14: How will Mitsui’s ownership change/improve Bluegrass?

A14: Mitsui and Bluegrass will pursue synergies with each other, aiming to create value added enterprises.

Q15: What will be the operating structure once the deal closes? Will Bluegrass be a subsidiary of Mitsui or will its operations be integrated into Mitsui’s? Will Bluegrass be combined with other Mitsui properties or be run completely independently?

A15: Bluegrass will be a subsidiary of Mitsui. Bluegrass will be run independently for the time being, with other schemes considered in the future.

Q16: Will the current management team remain in place? Is Mitsui planning to dispatch personnel to Bluegrass? If so, how many? What position? And when?

A16: The current management team will continue to operate the business. Mitsui has confidence in the current management team, and will entrust management to them in principle, with the possibility of future dispatch of Mitsui personnel to Bluegrass.

Q17: Will there be layoffs after the transaction closes?

A17: There are no plans to layoff employees.

Q18: Are there any plans by Mitsui to divest any part of Bluegrass’s operations?

A18: There are no plans to divest any material assets of Bluegrass. Mitsui will continue to review how to increase efficiency and maximize the synergies between Bluegrass and Mitsui.

Q19: How long, traditionally, does Mitsui hold its acquisitions?

A19: There are no plans to divest Bluegrass.

Q20: How do you intend to help Bluegrass improve efficiencies?

A20: The intention is to work with the current Bluegrass management team to increase efficiency and maximize the synergies between Bluegrass and Mitsui.

Steel processing center industry in the U.S. / Mitsui and other companies’ work

Q21: Market size in the U.S./Global steel service center industry? Competition?

A21: Mitsui estimates the overall U.S steel market size is approximately 60mil tons per year (including flat roll products and long products). Mitsui also estimates that the combined process volume of Bluegrass and Mi-Tech ranks No. 10 in the U.S. and No. 5 in the segment of high end steel products processing service center for the U.S. automobile industry.

Q22: What is the activity of other companies including trading companies in the field of steel service center business?

A22: There is no other Japanese trading company that has operational activities of this scale (Estimated to be No.10 in metal processing in the U.S.).

Q23: Is steel service center business for steel product processing in the States the first act as Japanese trading companies? Is there unprecedented point or originality?

A23: Japanese trading companies entered the steel service center business in the1980s to serve the Japanese customers (electric appliances, automobile industry etc.) located in the U.S. Mitsui established Mi-Tech Steel Inc., a steel service center, as a joint venture with Bluegrass. The Bluegrass project is unique in that it is a very large step for a Japanese trading firm to expand its service center presence to 25 facilities in North America including the U.S., Canada and Mexico with a high proportion of automobile customers (over 50%). Automotive customers require sophisticated processing and for Bluegrass these customers represent high value added business.

Q24: Is there any environmental or other risk for steel service center business?

A24: There are none known. Appropriate environmental due diligence was conducted.

Mitsui’s future strategy

Q25: Are you planning any merger/investment project in the other field of iron and steel products in future?

A25: Mitsui does not comment on speculation.

Q26: How will this deal change the way Mitsui does business in North America?

A26: Good synergies between Mitsui & Bluegrass will be pursued.

Q27: What are your expectations for Bluegrass?

A27: Bluegrass should have more advantages in this field due to the value added facilities and the synergistic effects of the merger.

Q28: Are you poised for more acquisitions in North America, elsewhere?

A28: Expansion will be pursued with good investment opportunities.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in the press release include forward-looking statements about Mitsui & Co., Ltd. These may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate Steel Technologies’ operations into those of Mitsui & Co., Ltd. or one of its subsidiaries (collectively, “Mitsui”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Steel Technologies; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; and the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; Mitsui and Steel Technologies are subject to intense competition; risks associated with the recent loss and ongoing replacement of key personnel; changes in economic conditions that may lead to unforeseen developments in markets for products handled by us; fluctuations in currency exchange rates that may cause unexpected deterioration in the value of transactions; adverse political developments in the various jurisdictions where we operate, which among things, may create delays or postponements of transactions and projects; changes in laws, regulations or policies in any of the countries where we conduct our operations; and significant changes in the competitive environment; customer decisions are influenced by general economic conditions; third parties may claim that our products infringe their intellectual property rights; acts of war and terrorism may adversely affect our business; the volatility of the international marketplace; and the other factors discussed in “Risk Factors” in Mitsui & Co., Ltd.’s Annual Report on Form 20-F for the most recently ended fiscal year and Mitsui’s other filings with the SEC, which are available at http://www.sec.gov. Mitsui assumes no obligation to update the information in the press release, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Steel Technologies by Mitsui USA. In connection with the proposed acquisition, Mitsui and Steel Technologies intend to file relevant materials with the SEC, including Steel Technologies’ proxy statement on Schedule 14A. SHAREHOLDERS OF STEEL TECHNOLOGIES ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STEEL TECHNOLOGIES’ PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s Web site, http://www.sec.gov, and Steel Technologies shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Steel Technologies. Such documents are not currently available.

Participants in Solicitation

Mitsui and its directors and executive officers, and Steel Technologies and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Steel Technologies common stock in respect of the proposed transaction. Information about the directors and executive officers of Mitsui & Co., Ltd. is set forth in Mitsui & Co., Ltd.’s Annual Report on Form 20-F for the most recently ended fiscal year, which was filed with the SEC on May 31, 2006. Information about the directors and executive officers of Steel Technologies is set forth in the proxy statement for Steel Technologies’ 2007 Annual Meeting of Shareholders, which was filed with the SEC on December 21, 2006. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

This press release is published in order to publicly announce the specific facts stated above and does not constitute a solicitation of investments or any similar act inside or outside Japan regarding the shares, bonds or other securities issued by Mitsui & Co., Ltd.